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                                                                 Exhibit 3.19(a)

                          CERTIFICATE OF INCORPORATION

                                       OF

                             KOBRICK-HFS FUNDS, INC.

      The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

      FIRST: The name of the corporation (hereinafter called the "Corporation") is

                             KOBRICK-HFS FUNDS, INC.

      SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

      THIRD: The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

      FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Three Thousand (23,000), consisting of:

            (i) 15,000 shares of Common Stock, Zero Dollars and One Cent ($0.01) Par Value per share (the "Common Stock"); and

            (ii) 8,000 shares of Series A Preferred Stock, Zero Dollars and One Cent ($0.01) Par Value per share (the "Series A Preferred Stock").

      The Series A Preferred Stock is sometimes referred to herein as the "Preferred Stock." The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock then outstanding.

      The relative powers, designations, preferences, special rights, restrictions and other matters relating to the Common Stock and the Preferred Stock are as set forth below in this Article FOURTH.

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      A. Common Stock.

            1. General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock.

            2. Voting Rights. Except as otherwise provided in this Article FOURTH or as otherwise required by the laws of the State of Delaware, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. The holders of record of the Common Stock are entitled to one vote per share held on all matters to be voted on by the Corporation's stockholders. There shall be no cumulative voting.

            3. Dividends and Distributions. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined and declared by the Board of Directors in their sole discretion, subject to provisions of applicable law, subject to any provision of this Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

            4. Liquidation Rights. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of record of the Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject, however, to the liquidation rights of the holders of Preferred Stock authorized, issued and outstanding hereunder.

      B. Series A Preferred Stock.

            1. Designation and Number of Shares; Seniority. A total of Eight Thousand (8,000) shares of the Preferred Stock shall be designated as the Series A Preferred Stock. As used in this Article FOURTH, the term "Preferred Stock" includes the Series A Preferred Stock. Such number of shares may be decreased by vote of the Board of Directors, subject to any limitations prescribed by law. The rights of holders of Series A Preferred Stock with respect to dividends and distributions and upon liquidation of the Corporation shall be senior to such rights of holders of any other series of Preferred Stock or Common Stock.

            2. Voting Rights. Except as otherwise required by the laws of the State of Delaware, the holders of Series A Preferred Stock shall have no voting rights or powers and shall not be entitled to receive notice of any meeting of stockholders of the Corporation. On any matter as to which the laws of the State of Delaware require a vote of the holders of Series A Preferred Stock, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock and the holders of all other series of Preferred Stock, voting as a single class, except as otherwise required by the laws of the State of Delaware.


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3.    Dividends and Distributions.

                  (a) Cumulative Dividends.

                        (i) Computation of Cumulative Dividends. The holders of
                  record of the outstanding shares of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of 6% of the Liquidation Preference Amount (as defined in subparagraph 4(a) below) per share from time to time outstanding, payable semi-annually on the first day of April and October of each year. Such dividends shall accrue from day to day on each share of Series A Preferred Stock from the date of original issuance of such share, whether or not earned or declared, and shall accrue until paid.

                        All numbers relating to the calculation of cumulative
                  dividends shall be determined and paid in United States Dollars and shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

                        Such dividends on the Series A Preferred Stock shall be
                  cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof has not been set aside, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set aside for the Common Stock.

                        (ii) Restrictions on Distributions. Unless all accrued
                  dividends on each share of the Series A Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set aside, no dividend shall be paid or declared, and no distribution shall be made, on any Common Stock (other than a dividend on Common Stock payable solely in the form of additional shares of Common Stock).

                  (b) Preference Distributions.

                        (i) Computation of Preference Distributions. The holders
                  of record of the outstanding shares of Series A Preferred Stock shall be entitled to receive, pro rata in accordance with their respective holdings, out of any funds legally available therefor, "Preference Distributions" equal to the percentage of Aggregate Operating Income (as defined below) set forth below, payable annually within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 1997:

         Aggregate Operating Income               Percentage Payable as
       Greater than     But Not Over              Preference Distribution
       ------------     ------------              -----------------------

       $0               $ 2.0 million                        0%
       $2.0 million     $ 5.0 million                       33%
       $5.0 million     $10.0 million                       40%
       $10.0 million                                        50%


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                  provided, however, that holders of record of outstanding
                  shares of Series A Preferred Stock shall cease to be entitled to receive further Preference Distributions at such time as the aggregate amount of Preference Distributions paid or payable by the Corporation pursuant to this subparagraph 3(b) equals $8,000,000.

                        As used in this Article FOURTH, "Aggregate Operating
                  Income" shall mean, for any fiscal year, the pre-tax operating income of the Corporation for such fiscal year, as calculated in accordance with generally accepted accounting principles consistently applied (except that, to the extent any officers of the Corporation receive incentive compensation under a formula based upon pre-tax operating income which does not treat such incentive compensation as an operating expense, such incentive compensation shall also be excluded as an operating expense for purposes of the definition of Aggregate Operating Income hereunder), minus accrued dividends paid or payable to holders of Series A Preferred Stock in respect of such fiscal year pursuant to subparagraph 3(a) above.

                        All numbers relating to the calculation of Preference
                  Distributions shall be determined and paid in United States Dollars and shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

                        Preference Distributions shall be calculated and paid
                  prior to the payment by the Corporation of any Additional Distributions (as defined in subparagraph 3(c) below) and shall accrue until paid. Such Preference Distribution on the Series A Preferred Stock shall be cumulative so that if such distributions in respect of any previous or current fiscal year shall not have been paid or declared and a sum sufficient for the payment thereof has not been set aside, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set aside for the Common Stock.

                  (c) Additional Distributions.

                        (i) Computation of Additional Distributions. The holders
                  of record of the outstanding shares of Sales A Preferred Stock shall be entitled to receive, pro rata in accordance with their respective holdings, out of any funds legally available therefor, "Additional Distributions" equal to the percentage of Aggregate Net Operating Income (as defined below) set forth below, payable annually within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 1998:

       Aggregate Net Operating Income              Percentage Payable as
       Greater than     But Not Over              Preference Distribution
       ------------     ------------              -----------------------

       $O               $ 5.0 million                       50%
       $5.0             $10.0 million                       60%
       $10.0 million                                        70%

                        As used in this subparagraph 3(e), "Aggregate Net
                  Operating Income" shall mean, for any fiscal year, the Aggregate Operating Income of the Corporation for such fiscal year, as calculated in accordance with subparagraph


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                  3(b) above, minus the aggregate amount of Preference
                  Distributions paid or payable to holders of Series A Preferred Stock in respect of such fiscal year pursuant to subparagraph 3(b) above.

                        All numbers relating to the calculation of Additional
                  Distributions shall be determined and paid in United States Dollars and shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

                        Additional Distributions shall accrue until paid. Such
                  Additional Distributions on the Series A Preferred Stock shall be cumulative so that if such distributions in respect of any previous or current fiscal year shall not have been paid or declared and a sum sufficient for the payment thereof has not been set aside, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set aside for the Common Stock.

            4. Liquidation Rights.

                  (a) Treatment at Liquidation. Dissolution or Winding Up. The
            Series A Preferred Stock shall be preferred as to assets over the Common Stock of the Corporation. In the event any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, the holders of Series A Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation available for distribution to stockholders, and before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation, an amount equal to:

                        (i) $1,000 per share of Series A Preferred Stock (which
                  amount shall be subject to equitable adjustment in the event of a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Corporation with respect to the Series A Preferred Stock) minus all Preference Distributions paid thereon (the "Liquidation Preference Amount"); plus

                        (ii) all accrued and unpaid dividends thereon, whether
                  or not earned or declared; plus

                        (iii) all accrued and unpaid Preference Distributions
                  and Additional Distributions thereon, whether or not earned or declared;

            up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up.

                  If, upon any liquidation, dissolution, or winding up of the
            Corporation, whether voluntary or involuntary, the assets legally available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amounts as provided for above, then such holders shall share ratably to any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Series A Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to said shares were paid in full, based upon the aggregate liquidation value of the Series


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            A Preferred Stock.

                  After such payment shall have been made in full to the holders of the Series A Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

                  (b) Distributions Other than Cash. Whenever the distribution provided for in this paragraph 4 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

            5. Reacquired Shares. Unless all accrued dividends on each share of the Series A Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set aside, the Corporation shall not repurchase any shares of its Common Stock or of any series of Preferred Stock other than the Series A Preferred Stock except in connection with the exercise of a contractual right or fulfillment of a contractual obligation of the Corporation to repurchase any such shares pursuant to that certain Stockholders Agreement by and among the Corporation and Frederick R. Kobrick, Michael T. Carmen and HFS Incorporated. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.

      FIFTH: The name and mailing address of the sole incorporator are as follows:

        Name                             Mailing Address
        ----                             ---------------

        Ellen J. Grossman                Mintz, Levin, Cohn, Ferris, Glovsky
                                           and Popeo, P.C.
                                         One Financial Center
                                         Boston, MA 02111

      SIXTH: The Corporation is to have perpetual existence.

      SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

      A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

      B. After the original or other Bylaws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.


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      C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

      EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify and advance expenses to
(i) its directors, officers, employees, controlling persons and agents and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee, controlling person or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the Bylaws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      NINTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so mended.

      TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case way be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said


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compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      ELEVENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article.

      I, the undersigned, being the sole incorporator, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, to certify that the facts herein stated are true, and accordingly have hereto set my hand this 6th day of October, 1997.

                                        /s/ Ellen J. Grossman
                                        -----------------------------------
                                        Ellen J. Grossman
                                        Incorporator


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